Exhibit 3 (i) 6

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number **20120144902-25**
Ross Miller Secretary of State State of Nevada	Filing Date and Time **02/29/2012 11:32 AM** Entity Number **C8333-1987**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Inuvo, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV - Stock is hereby deleted in its entirety and replaced with the text set forth hereto and incorporated herein by such reference.

A. Common Stock.

The aggregate number of shares of Common Stock which the Corporation shall have the authority to issue is 40,000,000 shares at a par value of $0.001 per share. All stock when issued shall be fully paid and non-assessable. The Board of Directors of the Corporation may, at its discretion and by resolution of the majority of all of the members of the Board of Directors at the time such resolution, issue any authorized

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: a majority

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CONTINUATION TO
CERTIFICATE OF AMENDMENT
FOR INUVO, INC.
(PURSUANT TO NRS 78.385 AND 78.390)

ARTICLE IV – STOCK

A. Common Stock -- continued

but unissued Common Stock of the Corporation which has not been reserved for issuance upon the exercise of any outstanding warrants, options or other document evidencing the right to acquire the Common Stock of the Corporation.

Each share of Common Stock shall be entitled to one vote at any meeting of the Corporation's shareholders duly called for in accordance with the Nevada Revised Statutes, either in person or by proxy. Cumulative voting shall not be permitted for the election of individuals to the Corporation's Board of Directors or for any other matters brought before any meeting of the Corporation's shareholders, regardless of the nature thereof. Shareholders of the Corporation's Common Stock shall not be entitled to any pre-emptive or preferential rights to acquire additional Common Stock of the Corporation.

B. Preferred Stock.

The aggregate number of shares of Preferred Stock which the Corporation shall have the authority to issue is 500,000 shares, $0.001 par value, which may be issued in such series, with such designations, stated values, rights, qualification or limitations as determined solely by the Board of Directors of the Corporation.